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                                   EXHIBIT 12
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                                                                      EXHIBIT 12

                         ARKLA, INC. AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands of dollars)

                                                 1993              1992            1991              1990            1989
                                              ----------        ----------      ----------        ----------      ----------
Income from continuing operations
    as set forth in Consolidated
    Statement of Income                       $   39,935        $    6,227      $   16,515        $  100,826      $  (31,622)

Add back:
    Provision for income taxes                    46,481            12,516          18,418            52,643         (72,092)

Less:
    Non-utility interest capitalized                   0                 0               0                 0               0
                                              ----------        ----------      ----------        ----------      ----------
                                                  86,416            18,743          34,933           153,469        (103,714)
                                              ----------        ----------      ----------        ----------      ----------

Fixed charges (from continuing
    operations):
    Interest                                     169,857           182,453         174,044           150,593         132,446

    Amortization of debt discount
        and expense                                3,421             4,450           3,290             2,191           1,502

    Portion of rents considered to
        represent an interest factor              10,402             7,704           6,514             5,534           5,627
                                              ----------        ----------      ----------        ----------      ----------
        Total fixed charges                      183,680           194,607         183,848           158,318         139,575
                                              ----------        ----------      ----------        ----------      ----------
Earnings                                      $  270,096        $  213,350      $  218,781        $  311,787      $   35,861
                                              ----------        ----------      ----------        ----------      ----------
Ratio of earnings to fixed charges                  1.47              1.10            1.19              1.97            0.26*
                                              ----------        ----------      ----------        ----------      ----------



* Earnings were inadequate to cover fixed charges in 1989 by approximately $103.7 million principally due to non-recurring non-cash charges.